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                                                                 Exhibit E(1)(b)

                                UAM Funds Trust
                           One Freedom Valley Drive
                                Oaks, PA 19456

June 15, 2001


Patrick W. McKeon
Vice President and Chief Compliance Officer
Funds Distributor, Inc.
60 State Street, Suite 1300
Boston, MA 02109

     RE:  Distribution Agreement with UAM Funds Trust
          -------------------------------------------

     I am writing with regard to the existing Distribution Agreement (the "Agreement") dated April 1, 2001 between UAM Funds Trust (the "Fund") and Funds Distributor, Inc. ("FDI") under which you provide certain services to the portfolios listed on Schedule A to the Agreement. In connection with the performance of those services, FDI may become privy to confidential information about the Fund and, in particular, certain non-public personal information concerning the Fund's shareholders. I am writing to assure that such confidential information is not disseminated except as necessary to perform the services agreed to by the parties and to assure that the Fund fulfills the requirements of Regulation S-P adopted by the Securities and Exchange Commission ("Regulation S-P").

     To comply with Regulation S-P, the Fund would like to add the following paragraph as Section 4.6 to the Agreement.

     4.6 From time to time, each party shall be permitted reasonable access to records maintained by the other party in connection with this Agreement to the extent necessary to perform its obligations hereunder; provided, however, that to the extent a party provides records containing information relating to a customer of that party, the party receiving such records shall use the information contained in such records solely for the purpose of fulfilling its obligations under this Agreement and applicable law and for no other purpose.

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     Please acknowledge your acceptance of this amendment to the Agreement by countersigning this letter in the space provided and returning the executed copy of the letter to us at your earliest convenience.

                                     Sincerely,



                                     /s/ Linda T. Gibson
                                     -------------------
                                     Linda T. Gibson
                                     UAM Funds Trust
                                     Vice President and Secretary

The undersigned hereby acknowledges and agrees to the arrangements described above.

                                                       Dated:    June 15, 2001



By:  /s/ Patrick McKeon
     ------------------
     Name: Patrick McKeon
     Company: Funds Distributor, Inc.
     Title: Vice President - Chief Compliance Officer

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